FB Financial Corporation Reports First Quarter 2020 Results
Reported net income of $0.7 million, or diluted EPS of $0.02, reflecting the impact of COVID-19 pandemic
Adjusted PTPP earnings* were $33.4 million for the first quarter, up 8.1% from Q4 2019
Adopted CECL increasing ACL by $30.9 million
Recorded provisions for credit losses of $29.6 million; building ACL to 1.95% of loans HFI

NASHVILLE, TENNESSEE--(BUSINESS WIRE)--April 28, 2020--FB Financial Corporation (the “Company”) (NYSE: FBK), parent company of FirstBank, reported net income of $0.7 million, or $0.02 per diluted common share, for the first quarter of 2020, compared to net income of $19.6 million, or $0.62 per diluted common share, for the first quarter of 2019. Following the adoption of CECL, the forecasted impact of COVID-19 pandemic crisis resulted in provisions for credit losses and unfunded commitments totaling $29.6 million in the first quarter compared to $3.0 million in the fourth quarter of 2019 and $1.4 million in the first quarter of 2019. The Company reported adjusted pre-tax, pre-provision ("PTPP") earnings of $33.4 million this quarter, reflecting increases of 8.1% and 16.8% from $30.9 million and $28.6 million in the first and fourth quarters of 2019, respectively.
President and Chief Executive Officer, Christopher T. Holmes stated, “The first quarter of 2020 will be remembered as a defining time for our Company. Our associates responded to the challenges of tornadoes devastating our middle Tennessee market and the COVID-19 pandemic by taking care of each other and our customers in ways that showed true courage and compassion. Over the last five weeks, we have approved and funded over 1,500 Paycheck Protection Program (PPP) loans totaling $267.0 million for small businesses, preserving jobs for approximately 29,000 employees in our communities. Additionally, we reached out to our customers and deferred loan payments for over 1,400 consumer and businesses totaling $680.0 million. I have been amazed by the performance and have never been more proud to be part of the FirstBank team.”
Holmes commented further, “In addition to responding to these challenges, we positioned the Company for the road ahead by reinforcing an already strong balance sheet with increased liquidity, increased credit reserves and solid capital positions. We also completed our merger with Farmers National Bank of Scottsville (KY) ("Farmers National") and announced our pending merger with Franklin Financial Network, Inc. We have continued our integration and conversion plans for Farmers National, which we plan to convert later this quarter, and Franklin Financial, which we believe is on track for closing during the third quarter of this year.”
Performance Summary

	2020	2019		Annualized
(dollars in thousands, expect per share data)	First Quarter	Fourth Quarter	First Quarter	1Q20 / 4Q19 % Change	1Q20 / 1Q19 % Change
Balance Sheet Highlights
Investment securities	$767,575	$691,676	$670,835	44.1%	14.4%
Loans - held for sale	325,304	262,518	248,054	96.2%	31.1%
Loans - held for investment (HFI)	4,568,038	4,409,642	3,786,791	14.4%	20.6%
Allowance for credit losses	89,141	31,139	29,814	749.2%	199.0%
Total assets	6,655,687	6,124,921	5,335,156	34.9%	24.8%
Customer deposits	5,356,569	4,914,587	4,242,349	36.2%	26.3%
Brokered and internet time deposits	20,363	20,351	60,842	0.24%	(66.5)%
Total deposits	5,376,932	4,934,938	4,303,191	36.0%	25.0%
Borrowings	327,822	304,675	229,178	30.6%	43.0%
Total shareholders' equity	782,330	762,329	694,577	10.6%	12.6%
Tangible book value per share*	$18.35	$18.55	$17.73
Tangible common equity to tangible assets*	9.11%	9.69%	10.5%
* Certain measures are considered non-GAAP financial measures. See “Use of non-GAAP Financial Measures” and the corresponding non-GAAP reconciliation tables in the
      Supplemental Financial Information, which accompanies this Earnings Release, as well as “Use of non-GAAP Financial Measures” and the Appendix in the Earnings Release
      Presentation issued April 27, 2020 for a reconciliation and discussion of this non-GAAP measure.

FB Financial Corporation
First Quarter 2020 Results

	2020	2019
(dollars in thousands, except share data)	First Quarter	Fourth Quarter	First Quarter
Results of operations
Net interest income	$56,249	$57,692	$53,016
NIM	3.92%	4.12%	4.61%
Provisions for credit losses	$29,565	$2,950	$1,391
Net charge-off ratio	0.19%	0.30%	0.06%
Noninterest income	$42,700	$35,234	$29,039
Mortgage banking income	$32,745	$26,176	$21,021
Total revenue	$98,949	$92,926	$82,055
Noninterest expenses	$68,559	$62,686	$55,101
Merger and mortgage restructuring expenses	$3,050	$686	$621
Efficiency ratio	69.3%	67.5%	67.2%
Core efficiency ratio*	65.7%	66.5%	64.9%
Adjusted pre-tax, pre-provision earnings*	$33,440	$30,926	$28,629
Total adjusted mortgage banking pre-tax contribution*	$8,019	$3,010	$727
Net income	$745	$21,572	$19,588
Diluted earnings per share	$0.02	$0.68	$0.62
Effective tax rate	9.70%	21.0%	23.4%
Weighted average number of shares outstanding- fully diluted	31,734,112	31,470,565	31,349,198
Actual shares outstanding - period end	32,067,356	31,034,315	30,852,665
Returns on average:
As reported
Assets ("ROAA")	0.05%	1.39%	1.54%
Equity ("ROAE")	0.39%	11.2%	11.6%
Tangible common equity ("ROATCE")*	0.52%	14.9%	14.8%
Adjusted pre-tax, pre-provision
Assets*	2.10%	1.99%	2.24%
Equity*	17.5%	16.1%	17.0%
Tangible common equity*	23.2%	21.3%	21.6%
* Certain measures are considered non-GAAP financial measures. See "Use of non-GAAP Financial Measures" and the corresponding non-GAAP reconciliation tables in the Supplemental Financial Information, which accompanies this Earnings Release, as well as "Use of non-GAAP Financial Measures" and the Appendix in the Earnings Release Presentation issued April 27, 2020, for a reconciliation and discussion of this non-GAAP measure.

Controlled Loan Growth; While Building Liquidity
The Company grew loans (HFI) by $158.4 million to $4.57 billion during the first quarter of 2020, or 14.4% annualized, while average loans (HFI) increased 10.2% annualized from last quarter, including $175.4 million from the Farmers National merger. Organic loan growth was lower than expected this quarter and was impacted by unexpected prepayments early in the quarter and the pandemic crisis later in the quarter. Contractual loan yields decreased from 5.27% in the fourth quarter to 5.14% in the first quarter, reflecting the impact of the lower interest rate environment.
During the first quarter of 2020, the Company grew deposits by $442.0 million to $5.38 billion, reflecting annualized quarterly growth of 36.0% and year over year growth of 25.0%, including $209.5 million from the Farmers National merger and an increase of $109.6 million in mortgage servicing related and wholesale/other deposits. The Company reduced its cost of deposits this quarter to 0.94% from 1.02% in the fourth quarter of 2019. Loans (HFI) to deposits decreased to 85.0% this quarter from 89.4% last quarter.
Additionally, during the quarter, investment securities increased $75.9 million to $767.6 million, or 11.5% of total assets, primarily from $50.6 million of investments acquired with Farmers National. Additionally, cash and cash equivalents increased $192.4 million to $425.1 million in light of the ongoing crisis to bolster the Company's overall liquidity.
The Company’s net interest income for the quarter was $56.2 million, representing a decrease from $57.7 million last quarter and an increase from $53.0 million for the first quarter of 2019. The Company’s net interest margin (“NIM”) was 3.92% for the first quarter of 2020, compared to 4.12% and 4.61% for the fourth quarter of 2019 and the first quarter of 2019, respectively. Accretion related to purchased loans and nonaccrual interest contributed 13 basis points to the NIM in the first quarter of 2020 compared to 21 and 17 basis points for the fourth quarter of 2019 and the first quarter of 2019, respectively. Overall, the NIM for the first quarter of 2020 was impacted by a 27 basis point decline in the yield on interest-earning assets offset by a 11 basis point decline in the

FB Financial Corporation
First Quarter 2020 Results

rate on interest-bearing liabilities over last quarter. Additionally, the increases in liquidity positions negatively impacted the NIM as yields were lower during the quarter on excess cash equivalents.
Holmes commented, “Our net interest margin was stable over the first two months of the quarter, but the 150 basis point cuts in March compressed our net interest margin. We expect the margin to decline in the second quarter as the interest rate cuts are fully reflected. We will continue repricing deposits in the coming months, with particular focus on maturing time deposits. reflecting the new interest rate environment.”
Noninterest Income Benefits from Mortgage Production
Noninterest income was $42.7 million for the first quarter of 2020, compared to $35.2 million for the fourth quarter of 2019 and $29.0 million for the first quarter of 2019. Mortgage banking income was $32.7 million for the first quarter of 2020, compared to $26.2 million for the fourth quarter of 2019 and $21.0 million for the first quarter of 2019.
During the quarter, the Company produced unseasonably strong results from the mortgage business driven by the lower interest rate environment. Interest rate lock commitment volume totaled $2.09 billion in the first quarter of 2020 compared to $1.08 billion in the fourth quarter of 2019 and $1.36 billion in the first quarter of 2019.
During the first quarter of 2020, the Company’s total mortgage pre-tax direct contribution was $8.0 million, compared to the $3.0 million contribution in the fourth quarter of 2019 and $0.7 million in the first quarter of 2019.
Holmes commented, “Our mortgage operations are benefiting from the current interest rate environment through strong refinance volumes as well as new purchase originations. We continue monitoring the overall liquidity of the mortgage markets and activities by the federal housing agencies on our servicing portfolio during these times of changing interest rates and volatile markets.”
Noninterest Expenses
Noninterest expense was $68.6 million for the first quarter of 2020, compared to $62.7 million for the fourth quarter of 2019 and $55.1 million for the first quarter of 2019. On an adjusted basis, noninterest expense was $65.5 million for the first quarter of 2020, $62.0 million for the fourth quarter of 2019, and $53.4 million for the first quarter of 2020. The linked quarter increase is primarily related to increased mortgage commissions and related expenses, typical first quarter employee benefit costs, and the addition of Farmers National during the quarter.
Holmes noted, “Noninterest expenses continue to reflect our disciplined and thoughtful approach as we continue balancing profitability, investment decisions and capital efficiency during these uncertain times.”
Asset Quality
Upon adoption of CECL effective January 1, 2020, the Company increased the allowance for credit losses (ACL) to $62.6 million, and recorded a reserve for unfunded commitments of $2.9 million, through a charge, net of taxes, to retained earnings of $25.0 million, and a reclass of credit discounts on previously classified purchased credit impaired loans of $0.6 million. This increase utilizes economic forecasts to estimate credit losses over the the life of the loan portfolio. Upon adoption, the ACL increased to 1.42% of loans held for investment, and further increased to 1.95% of loans at March 31, 2020. During the first quarter of 2020, the Company recognized a provision for credit losses of $28.0 million, and a provision for unfunded commitments of $1.6 million, reflecting the impact of the declining economic forecasts related to the pandemic crisis. The provision also includes the CECL allowance for credit losses recorded in connection with the Farmers National merger of $2.9 million.
The Company’s net charge-offs to average loans were 0.19% for the first quarter compared to 0.30% in the fourth quarter of 2019 and 0.06% in the first quarter of 2019. The Company's nonperforming assets decreased at March 31, 2020 to 0.74% of total assets compared to 0.77% at December 31, 2019. Nonperforming loans were 0.68% of loans held for investment at March 31, 2020, compared to 0.60% at December 31, 2019. The slight increase was primarily related to the previously excluded purchased credit impaired loans from nonperforming loans in prior periods.
Holmes commented, “While our credit metrics continued to reflect strong credit quality during the first quarter, the impact of the pandemic crisis and the adoption of CECL led to increased provisions and building our ACL, which is reflective of the economic forecasts at the end of the quarter. We have taken actions with customers to offer deferred payments for up to 3 months to allow them to address their individual circumstances related to the crisis.”
Capital Well Positioned
“Our adjusted pre-tax, pre-provision earnings increased by 8.13% linked quarter and provided earnings to offset the increased provisions, while protecting capital, given the proposed CECL regulatory capital transition relief measures, as we navigate the impacts from the pandemic. Our current level of tangible common equity at 9.1% of tangible assets and our simple capital structure of common equity and minimal trust preferred securities, positions us well and gives us multiple capital options, including the

FB Financial Corporation
First Quarter 2020 Results

continuation of quarterly dividend in the near term. Our regulatory capital levels remained stable given the regulatory capital transition relief for the adoption of CECL and CECL related provisions.” commented Holmes.
Summary
Holmes further commented, “We look forward to our Annual Shareholders Meeting later this week, which will be held virtually as previously announced. I am extremely proud of our associates as they have served each other, our customers and our communities under the most challenging of circumstances.”
WEBCAST AND CONFERENCE CALL INFORMATION
FB Financial Corporation will host a conference call to discuss the company’s financial results at 8:00 a.m. CT on Tuesday, April 28, 2020, and the conference call will be broadcast live over the Internet at https://www.webcaster4.com/Webcast/Page/1631/33951. An online replay will be available approximately an hour following the conclusion of the live broadcast.

ANNUAL SHAREHOLDERS MEETING
FB Financial Corporation will host a web-based virtual annual shareholders meeting on April 30, 2020. To access the virtual meeting, visit the Company's virtual shareholder meeting website at: http://www.meetingcenter.io/243055954 on April 30, 2020. The meeting will begin at 1:00 p.m. Central Time. To login to the virtual meeting you will be required to have a control number and passcode. The passcode for the meeting is FBK2020. If you were a registered shareholder on the record date, your control number can be found on your proxy card, notice, or email that you previously received.
ABOUT FB FINANCIAL CORPORATION
FB Financial Corporation (NYSE: FBK) is a bank holding company headquartered in Nashville, Tennessee. FB Financial Corporation operates through its wholly owned banking subsidiary, FirstBank, the third largest Tennessee-headquartered community bank, with 73 full-service bank branches across Tennessee, Kentucky, North Alabama and North Georgia, and mortgage offices across the Southeast. FirstBank serves five of the largest metropolitan markets in Tennessee and has approximately $6.7 billion in total assets.

MEDIA CONTACT:	FINANCIAL CONTACT:

Jeanie M. Rittenberry	Robert Hoehn
615-313-8328	615-564-1212
jrittenberry@firstbankonline.com	rhoehn@firstbankonline.com
www.firstbankonline.com	investorrelations@firstbankonline.com
SUPPLEMENTAL FINANCIAL INFORMATION AND EARNINGS PRESENTATION
Investors are encouraged to review this Earnings Release in conjunction with the Supplemental Financial Information and Earnings Presentation posted on the Company’s website, which can be found at https://investors.firstbankonline.com. This Earnings Release, the Supplemental Financial Information and the Earnings Presentation are also included with a Current Report on Form 8-K that the Company furnished to the U.S. Securities and Exchange Commission (“SEC”) on April 27, 2020.
BUSINESS SEGMENT RESULTS
The Company has included its business segment financial tables as part of this Earnings Release. A detailed discussion of our business segments is included in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2019, and investors are encouraged to review that discussion in conjunction with this Earnings Release.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, without limitation, statements regarding the projected impact of the COVID-19 global pandemic on our business operations, statements relating to the timing, benefits, costs, and synergies of the proposed merger with Franklin Financial Network, Inc. (“Franklin”) (the “Franklin merger”) and of the recent merger with FNB Financial Corp. (“FNB”) (together with the Franklin merger, the “mergers”), and FB Financial’s future plans, results, strategies, and expectations. These statements can generally be identified by the use of the words and phrases “may,” “will,” “should,” “could,” “would,” “goal,” “plan,”

FB Financial Corporation
First Quarter 2020 Results

“potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “aim,” “predict,” “continue,” “seek,” “projection,” and other variations of such words and phrases and similar expressions. These forward-looking statements are not historical facts, and are based upon current expectations, estimates, and projections, many of which, by their nature, are inherently uncertain and beyond FB Financial’s control. The inclusion of these forward-looking statements should not be regarded as a representation by FB Financial or any other person that such expectations, estimates, and projections will be achieved. Accordingly, FB Financial cautions shareholders and investors that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, and uncertainties that are difficult to predict. Actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements including, without limitation, (1) current and future economic conditions, including the effects of declines in housing and commercial real estate prices, high unemployment rates, and any slowdown in economic growth in the local or regional economies in which we operate and/or the US economy generally, (2) the effects of the COVID-19 pandemic, including the magnitude and duration of the pandemic and its impact on general economic and financial market conditions and on our business and our customers' business, results of operations, asset quality and financial condition, (3) changes in government interest rate policies, (4) our ability to effectively manage problem credits, (5) the risk that the cost savings and any revenue synergies from the mergers or another acquisition may not be realized or may take longer than anticipated to be realized, (6) disruption from the mergers with customer, supplier, or employee relationships, (7) the occurrence of any event, change, or other circumstances that could give rise to the termination of the merger agreement with Franklin, (8) the failure to obtain necessary regulatory approvals for the Franklin merger, (9) the failure to obtain the approval of FB Financial and Franklin’s shareholders in connection with the Franklin merger, (10) the possibility that the costs, fees, expenses, and charges related to the mergers may be greater than anticipated, including as a result of unexpected or unknown factors, events, or liabilities, (11) the failure of the conditions to the Franklin merger to be satisfied, (12) the risks related to the integrations of the combined businesses following the mergers, including the risk that the integrations will be materially delayed or will be more costly or difficult than expected, (13) the diversion of management time on issues related to the mergers, (14) the ability of FB Financial to effectively manage the larger and more complex operations of the combined company following the Franklin merger, (15) the risks associated with FB Financial’s pursuit of future acquisitions, (16) reputational risk and the reaction of the parties’ respective customers to the mergers, (17) FB Financial’s ability to successful execute its various business strategies, including its ability to execute on potential acquisition opportunities, (18) the risk of potential litigation or regulatory action related to the Franklin merger, and (19) general competitive, economic, political, and market conditions. Further information regarding FB Financial and factors which could affect the forward-looking statements contained herein can be found in FB Financial's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and its other filings with the Securities and Exchange Commission (the “SEC”). Many of these factors are beyond FB Financial’s ability to control or predict. If one or more events related to these or other risks or uncertainties materialize, or if the underlying assumptions prove to be incorrect, actual results may differ materially from the forward-looking statements. Accordingly, shareholders and investors should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date of this press release, and FB Financial undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for FB Financial to predict their occurrence or how they will affect the company.
FB Financial qualifies all forward-looking statements by these cautionary statements.
GAAP RECONCILIATION AND USE OF NON-GAAP FINANCIAL MEASURES
This Earnings Release contains certain financial measures that are not measures recognized under U.S. generally accepted accounting principles (“GAAP”) and therefore are considered non-GAAP financial measures. These non-GAAP financial measures include, without limitation, adjusted net income, adjusted diluted earnings per share, adjusted and unadjusted pre-tax pre-provision earnings, adjusted pre-tax pre-provision diluted earnings per share, adjusted and unadjusted pre-tax pre-provision earnings per share, core revenue, core noninterest expense and core noninterest income, core efficiency ratio (tax equivalent basis), Banking segment core efficiency ratio (tax equivalent basis), Mortgage segment core efficiency ratio (tax equivalent basis), adjusted mortgage contribution, adjusted return on average tangible common equity, adjusted pre-tax pre-provision return on average tangible common equity, adjusted return on average assets and equity, adjusted pre-tax pre-provision return on average assets and equity, and core total revenue.  Each of these non-GAAP metrics excludes certain income and expense items that the Company’s management considers to be non-core/adjusted in nature. The Company refers to these non-GAAP measures as adjusted measures. The corresponding Supplemental Financial Information and Earnings Release Presentation also presents tangible assets, tangible common equity, tangible book value per common share, tangible common equity to tangible assets, return on tangible common equity, return on average tangible common equity and adjusted return on average tangible common equity.  Each of these non-GAAP metrics excludes the impact of goodwill and other intangibles.

FB Financial Corporation
First Quarter 2020 Results

The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance, financial condition and the efficiency of its operations as management believes such measures facilitate period-to-period comparisons and provide meaningful indications of its operating performance as they eliminate both gains and charges that management views as non-recurring or not indicative of operating performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrate the effects of significant non-core gains and charges in the current and prior periods. The Company’s management also believes that investors find these non-GAAP financial measures useful as they assist investors in understanding the Company’s underlying operating performance and in the analysis of ongoing operating trends. In addition, because intangible assets such as goodwill and other intangibles, and the other items excluded each vary extensively from company to company, the Company believes that the presentation of this information allows investors to more easily compare the Company’s results to the results of other companies. However, the non-GAAP financial measures discussed herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which the Company calculates the non-GAAP financial measures discussed herein may differ from that of other companies reporting measures with similar names. Investors should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures the Company has discussed herein when comparing such non-GAAP financial measures. See the “Use of non-GAAP Financial Measures” and the corresponding non-GAAP reconciliation tables in the Supplemental Financial Information as well as “Use of non-GAAP Financial Measures” and the Appendix in the Earnings Release Presentation issued April 28, 2020, for a discussion and reconciliation of these measures to the most directly comparable GAAP financial measures.

FB Financial Corporation
First Quarter 2020 Results

Financial Summary and Key Metrics
(Unaudited)
(In Thousands, Except Share Data and %)
	2020	2019
	First Quarter	Fourth Quarter	First Quarter
Statement of Income Data
Total interest income	$69,674	$71,643	$65,933
Total interest expense	13,425	13,951	12,917
Net interest income	56,249	57,692	53,016
Total noninterest income	42,700	35,234	29,039
Total noninterest expense	68,559	62,686	55,101
Earnings before income taxes and provisions for credit losses	30,390	30,240	26,954
Provisions for credit losses	29,565	2,950	1,391
Income tax expense	80	5,718	5,975
Net income	$745	$21,572	$19,588
Net interest income (tax—equivalent basis)	$56,784	$58,212	$53,461
Adjusted net income*	$5,296	$22,079	$20,826
Adjusted pre-tax, pre-provision earnings*	$33,440	$30,926	$28,629
Per Common Share
Diluted net income	$0.02	$0.68	$0.62
Adjusted diluted net income*	0.17	0.70	0.66
Book value	24.40	24.56	22.51
Tangible book value*	18.35	18.55	17.73
Weighted average number of shares outstanding- fully diluted	31,734,112	31,470,565	31,349,198
Period-end number of shares	32,067,356	31,034,315	30,852,665
Selected Balance Sheet Data
Cash and cash equivalents	$425,094	$232,681	$195,414
Loans held for investment (HFI)	4,568,038	4,409,642	3,786,791
Allowance for credit losses (a)	(89,141)	(31,139)	(29,814)
Loans held for sale	325,304	262,518	248,054
Investment securities, at fair value	767,575	691,676	670,835
Other real estate owned, net	17,072	18,939	12,828
Total assets	6,655,687	6,124,921	5,335,156
Customer deposits	5,356,569	4,914,587	4,242,349
Brokered and internet time deposits	20,363	20,351	60,842
Total deposits	5,376,932	4,934,938	4,303,191
Borrowings	327,822	304,675	229,178
Total shareholders' equity	782,330	762,329	694,577
Selected Ratios
Return on average:
Assets	0.05%	1.39%	1.54%
Shareholders' equity	0.39%	11.2%	11.6%
Tangible common equity*	0.52%	14.9%	14.8%
Average shareholders' equity to average assets	12.0%	12.4%	13.2%
Net interest margin (NIM) (tax-equivalent basis)	3.92%	4.12%	4.61%
Efficiency ratio (GAAP)	69.3%	67.5%	67.2%
Core efficiency ratio (tax-equivalent basis)*	65.7%	66.5%	64.9%
Loans HFI to deposit ratio	85.0%	89.4%	88.0%
Total loans to deposit ratio	91.0%	94.7%	93.8%
Yield on interest-earning assets	4.84%	5.11%	5.73%
Cost of interest-bearing liabilities	1.27%	1.38%	1.52%
Cost of total deposits	0.94%	1.02%	1.14%
Credit Quality Ratios
Allowance for credit losses as a percentage of loans HFI (a)	1.95%	0.71%	0.79%
Net charge-offs as a percentage of average loans HFI	0.19%	0.30%	0.06%
Nonperforming loans HFI as a percentage of total loans HFI	0.68%	0.60%	0.41%
Nonperforming assets as a percentage of total assets	0.74%	0.77%	0.57%
Preliminary capital ratios (Consolidated)
Shareholders' equity to assets	11.8%	12.4%	13.0%
Tangible common equity to tangible assets*	9.11%	9.69%	10.5%
Tier 1 capital (to average assets)	10.3%	10.1%	11.5%
Tier 1 capital (to risk-weighted assets)	11.6%	11.6%	12.7%
Total capital (to risk-weighted assets)	12.5%	12.2%	13.4%
Common equity Tier 1 (to risk-weighted assets) (CET1)	11.0%	11.1%	12.0%
*These measures are considered non-GAAP financial measures. See "GAAP Reconciliation and Use of Non-GAAP Financial Measures" and the corresponding financial tables below for reconciliations of these Non-GAAP measures. Investors are encouraged to refer to the discussion of non-GAAP measures included in the corresponding earnings release.

FB Financial Corporation
First Quarter 2020 Results

Non-GAAP Reconciliation
For the Periods Ended
(Unaudited)
(In Thousands, Except Share Data and %)

	2020	2019
Adjusted earnings	First Quarter	Fourth Quarter	First Quarter
Pre-tax net income	$825	$27,290	$25,563
Plus merger and mortgage restructuring expenses	3,050	686	1,675
Plus initial provision for credit losses on acquired loans	2,885	—	—
Adjusted pre-tax earnings	$6,760	$27,976	$27,238
Income tax expense, adjusted	1,464	5,897	6,412
Adjusted earnings	$5,296	$22,079	$20,826
Weighted average common shares outstanding- fully diluted	31,734,112	31,470,565	31,349,198
Adjusted diluted earnings per share
Diluted earnings per common share	$0.02	$0.68	$0.62
Plus merger and mortgage restructuring expenses	0.10	0.02	0.05
Plus initial provision for credit losses on acquired loans	0.09	—	—
Less tax effect	0.04	—	0.01
Adjusted diluted earnings per share	$0.17	$0.70	$0.66

	2020	2019
Adjusted pre-tax pre-provision earnings	First Quarter	Fourth Quarter	First Quarter
Pre-tax net income	$825	$27,290	$25,563
Plus provisions for credit losses	29,565	2,950	1,391
Pre-tax pre-provision earnings	30,390	30,240	26,954
Plus merger and mortgage restructuring expenses	3,050	686	1,675
Adjusted pre-tax pre-provision earnings	$33,440	$30,926	$28,629
Weighted average common shares outstanding- fully diluted	31,734,112	31,470,565	31,349,198
Adjusted pre-tax pre-provision diluted earnings per share
Diluted earnings per common share	$0.02	$0.68	$0.62
Plus income tax expense	—	0.18	0.19
Plus provisions for credit losses	0.93	0.10	0.05
Pre-tax pre-provision earnings per share	0.95	0.96	0.86
Plus merger and mortgage restructuring expenses	0.10	0.02	0.05
Adjusted pre-tax pre-provision earnings per share	$1.05	$0.98	$0.91

	2020	2019
Core efficiency ratio (tax-equivalent basis)	First Quarter	Fourth Quarter	First Quarter
Total noninterest expense	$68,559	$62,686	$55,101
Less merger and mortgage restructuring expenses	3,050	686	1,675
Core noninterest expense	$65,509	$62,000	$53,426
Net interest income (tax-equivalent basis)	$56,784	$58,212	$53,461
Total noninterest income	42,700	35,234	29,039
Less (loss) gain on sales or write-downs of other real estate owned and other assets	(277)	277	152
Less loss from securities, net	63	(18)	43
Core noninterest income	42,914	34,975	28,844
Core revenue	$99,698	$93,187	$82,305
Efficiency ratio (GAAP)(a)	69.3%	67.5%	67.2%
Core efficiency ratio (tax-equivalent basis)	65.7%	66.5%	64.9%
(a) Efficiency ratio (GAAP) is calculated by dividing reported noninterest expense by reported total revenue.

FB Financial Corporation
First Quarter 2020 Results

Non-GAAP Reconciliation
For the Periods Ended
(Unaudited)
(In Thousands, Except Share Data and %)

	2020	2019
Banking segment core efficiency ratio (tax equivalent)	First Quarter	Fourth Quarter	First Quarter
Core consolidated noninterest expense	$65,509	$62,000	$53,426
Less Mortgage segment core noninterest expense	17,567	14,956	17,486
Core Banking segment noninterest expense	$47,942	$47,044	35,940
Core revenue	$99,698	$93,187	82,305
Less Mortgage segment total revenue	22,110	16,193	16,658
Core Banking segment total revenue	$77,588	$76,994	$65,647
Banking segment core efficiency ratio (tax-equivalent basis)	61.8%	61.1%	54.7%

Mortgage segment core efficiency ratio (tax equivalent)
Mortgage segment noninterest expense	$17,567	$14,956	$18,540
Less mortgage restructuring expense	—	—	1,054
Core Mortgage segment noninterest expense	$17,567	$14,956	$17,486
Mortgage segment total revenue	$22,110	$16,193	$16,658
Mortgage segment core efficiency ratio (tax-equivalent basis)	79.5%	92.4%	N/M

	2020	2019
Adjusted mortgage contribution	First Quarter	Fourth Quarter	First Quarter
Mortgage segment pre-tax net contribution (loss)	$4,543	$1,237	$(1,882)
Retail footprint:
Mortgage banking income	10,651	9,899	4,386
Mortgage banking expenses	7,175	8,126	2,831
Retail footprint pre-tax net contribution	3,476	1,773	1,555
Total adjusted mortgage banking pre-tax net contribution (loss)	$8,019	$3,010	$(327)
Plus mortgage restructuring expense	—	—	1,054
Total adjusted mortgage banking pre-tax net contribution	$8,019	$3,010	$727
Pre-tax pre-provision earnings	$30,390	$30,240	$26,954
% total mortgage banking pre-tax pre-provision net contribution	26.4%	10.0%	N/M
Adjusted pre-tax pre-provision earnings	$33,440	$30,926	$28,629
% total adjusted mortgage banking pre-tax pre-provision net contribution	24.0%	9.73%	2.54%

	2020	2019
Tangible assets and equity	First Quarter	Fourth Quarter	First Quarter
Tangible assets
Total assets	$6,655,687	$6,124,921	$5,335,156
Less goodwill	174,859	169,051	137,190
Less intangibles, net	18,876	17,589	10,439
Tangible assets	$6,461,952	$5,938,281	$5,187,527
Tangible common equity
Total shareholders' equity	$782,330	$762,329	$694,577
Less goodwill	174,859	169,051	137,190
Less intangibles, net	18,876	17,589	10,439
Tangible common equity	$588,595	$575,689	$546,948
Common shares outstanding	32,067,356	31,034,315	30,852,665
Book value per common share	$24.40	$24.56	$22.51
Tangible book value per common share	$18.35	$18.55	$17.73
Total shareholders' equity to total assets	11.8%	12.4%	13.0%
Tangible common equity to tangible assets	9.11%	9.69%	10.5%

FB Financial Corporation
First Quarter 2020 Results

Non-GAAP Reconciliation
For the Periods Ended
(Unaudited)
(In Thousands, Except Share Data and %)

	2020	2019
Return on average tangible common equity	First Quarter	Fourth Quarter	First Quarter
Total average shareholders' equity	$768,929	$761,949	$684,545
Less average goodwill	171,532	168,492	137,190
Less average intangibles, net	18,152	18,242	10,856
Average tangible common equity	$579,245	$575,215	$536,499
Net income	$745	$21,572	$19,588
Return on average tangible common equity	0.52%	14.9%	14.8%

	2020	2019
Adjusted return on average tangible common equity	First Quarter	Fourth Quarter	First Quarter
Average tangible common equity	$579,245	$575,215	$536,499
Adjusted net income	5,296	22,079	20,826
Adjusted return on average tangible common equity	3.68%	15.2%	15.7%

	2020	2019
Adjusted pre-tax pre-provision return on average tangible common equity	First Quarter	Fourth Quarter	First Quarter
Average tangible common equity	$579,245	$575,215	$536,499
Adjusted pre-tax pre-provision earnings	33,440	30,926	28,629
Adjusted pre-tax pre-provision return on average tangible common equity	23.2%	21.3%	21.6%

	2020	2019
Adjusted return on average assets and equity	First Quarter	Fourth Quarter	First Quarter
Net income	$745	$21,572	$19,588
Average assets	6,409,417	6,157,931	5,174,918
Average equity	768,929	761,949	684,545
Return on average assets	0.05%	1.39%	1.54%
Return on average equity	0.39%	11.2%	11.6%
Adjusted net income	$5,296	$22,079	$20,826
Adjusted return on average assets	0.33%	1.42%	1.63%
Adjusted return on average equity	2.77%	11.5%	12.3%

	2020	2019
Adjusted pre-tax pre-provision return on average assets and equity	First Quarter	Fourth Quarter	First Quarter
Net income	$745	$21,572	$19,588
Average assets	6,409,417	6,157,931	5,174,918
Average equity	768,929	761,949	684,545
Return on average assets	0.05%	1.39%	1.54%
Return on average equity	0.39%	11.2%	11.6%
Adjusted pre-tax pre-provision earnings	$33,440	$30,926	$28,629
Adjusted pre-tax pre-provision return on average assets	2.10%	1.99%	2.24%
Adjusted pre-tax pre-provision return on average equity	17.5%	16.1%	17.0%